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                                                                    EXHIBIT 23.1





                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of Reliant Resources, Inc. of (1) our report dated March 31, 2003, (April 29, 2003 as to Schedule I; May 30, 2003 as to the fifth paragraph of note 2 (t), the second paragraph of note 20, note 22 and note 23; and June 27, 2003 as to note 24 and the fourth paragraph of note 1 to
Schedule I) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for derivatives and hedging activities in 2001, (ii) the change in method of accounting for goodwill and other intangibles in 2002, (iii) the change in method of presenting trading and marketing activities from a gross basis to net basis in 2002, (iv) the change in method of accounting for early debt extinguishment, (v) accounting for European energy operations as a discontinued operations, (vi) accounting for Desert Basin plant operations as discontinued operations, and (vii) the restatement of the 2000 and 2001 consolidated financial statements) on the consolidated financial statements and related financial statement schedules of Reliant Resources, Inc. and (2) our report dated March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivatives and hedging activities in 2001) on the financial statements of El Dorado Energy, LLC, appearing in the Current Report on Form 8-K of Reliant Resources, Inc. dated November 14, 2003.

We also consent to the references to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



Deloitte & Touche LLP



December 8, 2003
Houston,  Texas